Exhibit 10.12

Order Form

Pursuant to the terms of this order form (the “Order”), dated _______January 7, 2025_______, the undersigned (“Client”) hereby agrees to purchase Bitcoin mining services and related services from BV Power Alpha LLC (“Host”), subject to the following terms and conditions:

1.	Order Term: The terms of the Order will commence on the date when the Equipment begins to consume power (the “Commencement Date” or the “Effective Date”) and end on the second anniversary of the Commencement Date (the “Expiration Date”). The period from the Commencement Date through the Expiration Date shall be the “Initial Term.” At Host’s sole discretion, Host may give notice to Client to terminate this Agreement prior to the Expiration Date, and in such case only after the first anniversary of the Commencement Date. Host must provide, in writing, a minimum of sixty (60) days notice. The Parties may agree to terminate this Agreement early upon mutual written agreement. Upon Termination, Host agrees to promptly return all property and deposits provided by Client.

2.	Form and Address of Notice

For all notices given under the Agreement, the Parties shall adhere to the following:

Party	Form of Notice	Address
Client	Email	Peter@blockmetrix.com
Host	email	matt.feast@vcvdigital.com

3.	Equipment:

Unit Manufacturer and Model	Quantity
Antminer S19j Pro	1296

4.	Fees & Deposit Terms:

Fees for Services during the Initial Term	$ 0.065 / kWh

Deposit Amount	$ 187,560.36

4.	Description of Services:

Host will provide Client with certain services related to mining Bitcoin, including hosting, rack space, security, monitoring, maintenance, utilities, Facility management, network and data access, technical support, and heat and thermal management services (the “Services”).

5.	Additional Terms and Conditions:

The terms of this Order are confidential and may not be disclosed to others. This Order and the provision of the Services is conditioned upon the parties’ execution of a Mining Services Agreement (“MSA”), and subject to the terms of such MSA.

ACCEPTED AND AGREED: CLIENT

Entity:	BlockMetrix, LLC

By:	/s/ Ro Shirole
Name:	Ro Shirole
Email:	ro@blockmetrix.com

Date:	1/7/2025

ACCEPTED AND AGREED: HOST

Entity:	BV Power Alpha LLC

By:	/s/ Matthew Feast
Name:	Matthew Feast

Date:	1/7/2025

Mining Services Agreement

STANDARD TERMS AND CONDITIONS

This Mining Services Agreement includes and incorporates the initial Order Form, dated as of _January 3, 2025, to which these Standard Terms and Conditions (these “Terms”) are attached (the “Initial Order Form”) and any subsequent order forms mutually executed hereunder in substantially the form of the Order Form or any other form upon which the Parties (as defined below) may mutually agree (such subsequent order forms, the “Subsequent Order Forms” and, together with the Initial Order Form, the “Order Forms” and each, an “Order Form”; the Order Forms, together with these Terms, this “Agreement”). In the event of a conflict between the terms of these Terms and an Order Form, the terms of the Order Form shall govern with respect to that particular Order Form only. Any capitalized term(s) used herein but not otherwise defined shall have the meaning(s) ascribed thereto in the Order Form(s), if and as applicable. This Agreement is effective as of the date set forth in the Initial Order Form (the “Effective Date”).

Pursuant to the terms of this Agreement, BV Power Alpha LLC (“Host”) hereby agrees to render certain services to the client (“Client” and, together with Host, the “Parties” and, each, a “Party”) in connection with Client’s efforts to mine bitcoin. Client owns certain bitcoin mining unit(s) (the “Equipment”), for which Client desires to obtain from Host, and Host desires to provide to Client, the Services. If Host and Client agree to the use of such additional parties in writing, Host may engage certain independent contractors or other third party (collectively, Host’s “Partners”) to perform and to deliver to Client all or some portion(s) of the Services on Host’s behalf. The Services are subject to the following Terms:

1.	Services and Equipment.

1.1.	Services to be Provided. The Services provided by Host shall consist of the following:

1.1.1.	Installation Services. Host shall place and install the Equipment in a configuration within the Facility(ies) agreed upon by the Host and Client. Client agrees to pay the $5 per miner that is installed, capped at $10,000 across all Purchase Orders. Host may move the Equipment as long as any movement still adheres to the initially agreed upon configuration by the Host and Client and such movement is done for the purpose of providing the Services. Any such movement will be performed at the Host’s sole cost and expense. Host will take care to ensure that any such movement shall not materially impact the performance of the Equipment and provided that Host gives sufficient prior written notice so that Client can comply with its counterparties’ requirements, including, without limitation, those imposed by Client’s lenders. The Host and Client may agree to a new configuration of the Equipment from time to time. If a new configuration is agreed to by the Parties, section 1.1.1 will apply to this new configuration.

1.1.2.	Mining Services. Host shall provide all applications, systems, space, interfaces, information technology infrastructure (including internet connections), or other functions necessary to host the Equipment in working order and per equipment specs.

1.1.3.	Physical Security. Host shall provide reasonable and customary security at the Facility(ies) and will use best efforts to ensure the safety of the Equipment.

1.1.4.	Electrical Service. Host shall procure that the local utility provider, or other third party, shall provide electrical service on their terms and conditions. The Host agrees to ensure that power will be delivered to the Equipment on a commercially reasonable efforts basis.

1.1.5.	Technical Support. Host shall provide maintenance and repair services in accordance with Section 1.6 and otherwise in this Agreement and any other exhibits or appendices (e.g., any additional Order Form(s)) subsequently added by agreement of the Parties. Host shall maintain commercially reasonable levels of inventory as necessary to perform any such maintenance and repair services.

1.2.	Service Level Agreement.

1.2.1.	Host shall use best efforts to make the Services available, avoid unscheduled power and network downtime in excess of the Service Level Target (as defined below), and provide the level of support and professional services described in this Agreement. The Host will monitor the Equipment on an ongoing basis and to the extent necessary to reasonably try and ensure the Service Level Target and optimally provide the Services. Of the Equipment, if any specific bitcoin miners show any signs that they are not running properly or at all (an “Equipment Issue”), Host will use best efforts to address and remedy the Equipment Issue within twenty-four (24) hours or, if the Host reasonably determines that the Equipment Issue will not be able to be remedied within twenty-four (24) hours, Host will use best efforts to determine the cause of Equipment Issue and make whatever changes or repairs necessary to have the specific bitcoin miner functioning and running without issue as soon as they are able, given the underlying cause of the Equipment Issue. Such signs of Equipment Issues may be witnessed through bitcoin mining management software, empirically perceived, or through any other means by which the Equipment is monitored.

1.2.2.	For purposes hereof, the “Service Level Target” shall mean total unscheduled downtime, (i.e., excluding any Service Level Exclusions (as defined below)) of the Equipment (resulting from any cause, including, without limitation, any movement of the Equipment pursuant to Section 1.1.1 above) of no more than five percent (5%) of the hours in a given month during the Term.

1.2.3.	The following events and activities are “Service Level Exclusions” and shall be excluded from the Service Level Target commitments:

1.2.3.1.	Downtime caused by Client and/or Client’s representatives (excluding, for the avoidance of doubt, Host and its Partners).

1.2.3.2.	Downtime caused by Equipment that requires maintenance or repair.

1.2.3.3.	Where, upon investigation of an incident and agreement by the Parties, it becomes apparent that the activity at issue is the responsibility of the Client. Such incidents will either be passed by Host to Client, or Client’s representatives, for resolution.

1.2.3.4.	Infringement of third-party proprietary rights by Client.

1.2.3.5.	Willful misconduct or material violations of law by Client.

1.2.3.6.	Force Majeure Event(s), as long as Host uses best efforts to remedy and minimize the resulting downtime.

1.2.4.	In the event that the Services are unavailable in excess of the Service Level Target (the “Excess Downtime”), Client shall be entitled to a rebate of Fees for such Excess Downtime. Such rebates will be made (a) in the form of a credit on Client’s subsequent invoice following the close of the month or a cash payment if the related month is the last month of the term of this Agreement or (b) as the Parties may agree in writing.

1.3.	Host to Possess Equipment. The Parties agree that Host will retain possession of the Equipment in order to provide the Services, subject to the terms of this Agreement. This Agreement is not intended to and does not constitute a lease of any real or personal property or a grant of any other real property interest by Client to Host. Equipment is owned by Client and will not be construed as fixtures or fittings or otherwise attached to any facility operated by Host or its Partners (each, a “Facility”). Host (or, if applicable, its Partners) retains title to all racking, connectors, fittings, parts and other materials used or provided by Host at a Facility to provide Client the Services. Client may have access to any Facility, space, or premises where the Equipment is during ordinary business hours upon as long as Client provides at least two (2) days written notice to the Host. Client and Host will reasonably work together to find an agreed upon date and time for access that is amenable to both Parties.

1.4.	Equipment Specifications. The Equipment and any related operating software shall be run if upon inspection (which shall not be unreasonably withheld, delayed or conditioned) by Host and/or its Partners, it meets the description of the equipment in the related Order Form(s).

1.5.	Equipment Costs. Client is responsible for any and all (a) costs and expenses relating to the repair, replacement, and removal of the Equipment (e.g., any and all Shipping and Handling Fee(s) as set forth in this Agreement, and/or any fees contemplated hereby, including without limitation in Section 2.1.1.1) and (b) tariffs, taxes, shipping costs or other expenses associated with owning, shipping, importing or transporting the Equipment.

1.6.	Equipment Maintenance, Repairs, and Warranties.

1.6.1.	Host or its Partners will make reasonable efforts to maintain the Equipment in good working order. In the event any maintenance or repairs are required to service the Equipment, Client shall be responsible for the costs of replacement parts and any labor or other expenses incurred in order to make such maintenance or repairs (the “Repair Costs”), provided that any costs and expenses to be paid to Host or its Partners for their services shall be actual, necessary, reasonable and comparable to charges assessed by other third parties.

1.6.1.1.	In the event that any maintenance or repairs are necessary to limit Equipment downtime and Repair Costs are estimated to be less than one hundred dollars ($100), or other amount that the Client may dictate to the Host with written notice, (a “Minor Repair”), Client agrees that Host or its Partners shall undertake such maintenance or repairs without requiring Client’s prior authorization. Host will use reasonable efforts to provide prompt notification of any Repair Costs associated with a Minor Repair.

1.6.1.2.	For any maintenance or repairs that are not Minor Repairs, Host will obtain Client authorization prior to undertaking such maintenance or repairs.

1.6.1.3.	Client will receive a separate invoice for any Repair Costs, which shall be paid as set forth in this Agreement.

1.6.2.	Except as expressly set forth in this Agreement, Host does not make and hereby disclaims any and all warranties with respect to the Equipment. At Client’s direction, Host or its Partners will use reasonable efforts to seek warranty claims with the manufacturer of the Equipment, if and as applicable. Client shall be responsible for any costs, including shipping costs, associated with making such a claim. Host cannot and does not guarantee that any such warranty claims will be accepted by the manufacturer. Client acknowledges that, except as expressly set forth in this Agreement, no warranty, express or implied, is provided by Host or its Partners for any Equipment and agrees that the only warranties associated therewith are the warranties, if any, offered or made by the manufacturers thereof. Client acknowledges and agrees that (a) following the Equipment’s arrival at a Facility, Host has no responsibility or liability for any failure to adhere to any manufacturer warranty, the voiding of any manufacturer warranty or loss of or inability to collect under any manufacturer warranty, in each case unless directly caused by the gross negligence or willful misconduct of Host or its Partners.

1.7.	Equipment Shipment upon Termination or Expiration. Upon any expiration or termination of the term provided for in an applicable Order Form with respect to any Equipment, Host will provide Client with a written notice, which may be by email (the “Dislocation Notice”), of the date when Equipment covered by such expired or terminated Order Form (the “Removable Equipment”) will be ready to be removed from the Facility. Such notice will document the condition of Removable Equipment being prepared for shipment, and any outstanding amounts owed by Client to Host, and Client shall have thirty (30) days from the date set forth in the Dislocation Notice to pay any outstanding amounts owed to Host, as well as any and all costs actually incurred by Host as of such date in connection with the removal of the Removable Equipment from the applicable Facility(ies) (“Shipping and Handling Fee(s)”); provided, that in the event that any Shipping and Handling Fee(s) are incurred after the date set forth in such Dislocation Notice, Client shall have three (3) days from the date that Host notifies Client in writing of such additional Shipping and Handling Fee(s) to pay such Shipping and Handling Fee(s) to Host. Subject to Client’s payment of such amounts, Host will then ship the Removable Equipment to an address provided by Client to Host in writing.

1.8.	Client Information. In order to continue to provide the Services, Host may request from time-to-time, and Client shall promptly provide, such information as Host and Client agree to be reasonably necessary in the provision of the Services.

1.9.	Additional Orders. The Parties may execute one or more Subsequent Order Forms in order to add additional Equipment subject to the Services. Any such Subsequent Order Forms shall be subject to the terms and conditions of this Agreement, unless otherwise agreed by the Parties. Host may approve or decline any Subsequent Order Form in its sole discretion, and no Subsequent Order Form shall be effective until signed in writing by both parties.

1.10.	Limitation on Scope of Services. Client hereby agrees and acknowledges that, (a) in providing the Services to Client, Host (i) is only providing ancillary services related to the mining of bitcoin, and (ii) is not engaging in so-called bitcoin “mining activities” on behalf of Client; and (b) all such mining activities shall be the sole responsibility of Client. Host may, in its sole discretion and without charge, assist Client in connection with entering into any so-called “mining pools”. Client shall be responsible for any fees charged by any mining pool.

1.11.	Responsibility for Mined Bitcoin. Any and all bitcoin mined on the Equipment shall be handled by the Client and deposited into an account designated by the Client. The Host shall not at any point have control over any Bitcoin produced by the Equipment other than when an Event of Default occurs as described in section 2.1.1.3.

2.	Payment Terms, Term and Termination.

2.1.	Payments.

2.1.1.	Fees, Deposit, Invoices, Form and Method.

2.1.1.1.	Host will invoice Client for all applicable fees for the provision of Services, as set forth in the applicable Order Form(s) (all such amounts, the “Fees”), and for Repair Costs. Monthly Fees shall be determined by multiplying the Fees rate set forth in the applicable Order Form(s) by the nameplate power consumption of the associated Equipment on a monthly basis for the following month. The first invoices will be sent to the Client only after the Equipment begins to consume power, no matter the lapse of time between the day that the Equipment begins to consume power and the Commencement Date. Client shall receive a credit on future invoices for the curtailment, if any, in prior month. If Client usage drops below nameplate power consumption (adjusted for curtailments) for a certain month, Client has the right to pay the Hosting Margin of $.02 per kWh on the difference.

2.1.1.2.	Client shall deliver to Host a deposit in the amount set forth in the applicable Order Form(s) (“Deposit”). Such Deposit shall be paid prior to the Commencement Date and the Host will not be obligated to begin the Services until the Deposit is received. Within thirty (30) days after the expiration or termination of this Agreement, the Host will return the Deposit so long as the Client has satisfied all of its obligations under this agreement in all material respects. After the expiration or termination of the agreement, the Parties may agree to apply the Deposit to any Fees still owed to the Host. The Deposit shall be considered to be held in trust.

2.1.1.3.	Unless otherwise indicated on the applicable Order Form, Host shall invoice Client for the Fees monthly for the following month. Invoices will be sent on the 15th calendar day of each month for the following month’s usage. If the 15th calendar day falls on a weekend or holiday, then the invoice shall go out on business day preceding the 15th. Client shall pay all invoiced amounts in US dollars within ten (10) days of the date of the invoice. Any amounts, once paid, are non-refundable. All Fee and Deposit payments must be (i) in (a) US dollars or (b) such other form as the Parties may agree in writing, and (ii) paid via (a) wire or ACH with Client’s prior authorization of autopayment of Host’s invoiced amounts or (b) such other method of payment as the Parties may agree in writing (c) to a U.S. bank account designated by the Host. If the invoiced amount is not paid within (10) days of the date of the invoice, an Event of Default shall occur. Upon an Event of Default, the Host has the right to redirect mining rewards to the Host’s own wallet and/or to sell the Equipment to recover any unpaid balance. Any mining rewards will be directed to a newly established crypto wallet for the sole purpose of receiving mining rewards from the Equipment and converting mining rewards to USD to paydown the outstanding balance.

2.1.2.	Disputed Amounts. Client may, in good faith, dispute any invoice or any part thereof (a “Disputed Amount”) by submitting a written notice of such dispute along with reasonable supporting documentation within fifteen (15) days of the date of the receipt by Client of an initial invoice on which the Disputed Amount appears, failing which Client waives all rights to dispute such Disputed Amount and to file any claim. Host will review the Disputed Amount after its receipt of the relevant notice and, if Host determines that Client was billed in error, a credit for the amount invoiced incorrectly will be made to the next invoice or a cash payment will be made if the related month is the last month of the term of this Agreement. If Host determines that the amount was invoiced correctly, Client will pay the amount by the due date of the next invoice. Client shall promptly pay all undisputed amounts, regardless of whether a Disputed Amount appears on the same invoice as undisputed amounts. Client shall have the right to examine the books and records of Host to the extent they pertain to the determination of amounts that Client owes to Host. Such examination shall be made during reasonable business hours, upon reasonable advance written notice, at the regular place of business of Host where such books and records are maintained, and shall be conducted on Client’s behalf, by Client or its designee. Client’s examination shall be limited to those records relating to the determination of amounts that Client owes to Host and under no circumstances shall Client have the right to examine records relating to Host’s business generally. Any dispute about amounts that remain disputed between the Parties after they have reviewed the matter after ninety days (90) will be handled under the provisions of 6.2 of this Agreement.

2.1.3.	Taxes and Other Exclusions. All amounts payable to Host under this Agreement and any Order Forms exclude applicable taxes. For the avoidance of doubt, Client shall be responsible for (i) any additional taxes related to its activities and the ownership and operation of Equipment; and (ii) any additional taxes imposed, levied or assessed thereon by any governmental or other authorities with respect to the Equipment.

2.2.	Commencement and Term.

2.2.1.	The Agreement will commence on the the Commencement Date defined in the Order Form. Host will make reasonable efforts to commence the Services in line with the agreed schedule of delivery and Commencement Date set forth in each Order Form; however, Host shall not be responsible for any delay in the Commencement Date for any reason other than its own negligence or willful misconduct.

2.2.2.	This Agreement will continue in full force and effect until the Expiration Date. After expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless at least sixty (60) days prior to the expiration of the Initial Term or the then- current Renewal Term, as applicable, a Party provides written notice to the other Party of non- renewal, in which case this Agreement shall terminate at the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and the Renewal Term(s) shall be collectively referred to as the “Term”).

2.3.	Termination. Either Party may terminate this Agreement in the event that the other Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days after the receipt from the non-breaching Party of notice specifying the breach requiring its remedy, unless such material breach cannot be cured, in which case the nonbreaching Party may terminate this Agreement effective immediately upon written notice to the other Party. In the event either party files for protection of bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing of such petition against it, then the other party may terminate this Agreement effective immediately upon written notice to party involved in the event permitting termination.

2.4.	Effect of Termination. Upon any expiration or termination of this Agreement, Host shall have no further obligation to deliver the Services to Client, and the Parties shall follow the procedures set forth in Section 1.7 hereof (including, without limitation, Client’s payment of any outstanding amounts to Host) to deliver the Removable Equipment to Client.

2.5.	Mitigation. Host is obligated to make commercially reasonable efforts to mitigate any damage or loss resulting from Client’s breach of this Agreement by attempting to secure one or more alternative clients whose Equipment Host agrees to host in place of the Equipment, thereby reducing Client’s liability.

3.	Confidentiality.

3.1.	Confidential Information. During the course of this Agreement, the Parties may disclose or make available to each other certain non-public information or materials relating to each Party’s business plans, strategies, forecasts and projections and information about business structures, operations, systems, finances, assets, investments, investment strategies, software and other technology systems, information about personnel, customers and suppliers, and any trade secrets (its “Confidential Information”).

3.2.	Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available through no breach of this Agreement; (b) was previously known to a Party prior to the date of disclosure, as evidenced by contemporaneous written records; (c) was acquired from a third party without any breach of any obligation of confidentiality; (d) was independently developed by a Party without reference to Confidential Information; or (e) is required to be disclosed pursuant to a subpoena or other similar order of any court or government agency, provided, however, that Client, upon receiving such subpoena or order, shall: (f) promptly inform Host in writing and provide a copy thereof; (ii) cooperate with Host in limiting disclosure of the Confidential Information; and (iii) only disclose that portion of Confidential Information necessary to comply with such subpoena or order.

3.3.	Protection of Confidential Information. Except as expressly provided herein, the Parties will not use or disclose any Confidential Information without the other Party’s prior written consent. In addition to any other remedies that may be available in law, in equity or otherwise, the Parties shall be entitled to injunctive relief to prevent such unauthorized use or disclosure.

4.	Representations & Warranties.

4.1.	The Parties represent, warrant, and covenant that they will comply with applicable laws and regulations in connection with this Agreement as well as the use and performance of the Services so as to avoid the imposition of any liability on the other Party. Without limiting the foregoing, the Parties further represent, warrant, and covenant that they (A) have not violated or will not violate applicable anti-bribery or anti- corruption laws of any jurisdiction, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, (B) have not violated or will not violate applicable anti-money laundering statutes, or (C) is not a Denied Party or subject to any U.S. sanction imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.2.	The Client represents that they are the true owner of the Equipment and that the Equipment has no debt or liens.

5.	Limitation of Liability.

5.1.	Limitations of Liability; Waiver of Claims; Bitcoin Acknowledgements.

5.1.1.	THE PARTIES HEREBY WAIVE THE RIGHT TO BRING ANY CLAIM AGAINST THE OTHER PARTY ARISING OUT OF OR IN ANY WAY RELATING TO AN ORDER FORM OR THIS AGREEMENT MORE THAN TWO (2) YEARS AFTER THE DATE SUCH ORDER FORM EXPIRES OR IS TERMINATED.

5.2.	Bitcoin Acknowledgements. Client acknowledges that bitcoin price movement, bitcoin mining difficulty, and legal and regulatory risks could have a material adverse impact on bitcoin, bitcoin mining, the Equipment, the Services, and this Agreement. Client assumes responsibility for all such risks, and Host disclaims all types of liabilities or loss of funds that may arise as a result.

6.	General.

6.1.	Authority. Each Party represents and warrants to the other that: (a) it has full power and authority to enter in and perform this Agreement and the execution and delivery of this Agreement has been duly authorized; and (b) the performance of this Agreement by such Party will not (i) breach any other agreement to which such Party is a party or is bound; or (ii) violate any obligation owed by such Party to any third party.

6.2.	Applicable Law; Dispute Resolution. This Agreement and all claims arising out of or related to this Agreement are governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas. Unless otherwise agreed in writing between the Parties, any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including, without limitation, the determination of the scope or applicability of this Agreement to arbitrate, shall be determined exclusively by arbitration in Dallas, Texas before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules & Procedures. Any award, order, or judgment pursuant to arbitration (“Award”) is final and may be entered and enforced in any court of competent jurisdiction, and each party shall submit to any court of competent jurisdiction for purposes of the enforcement of any Award. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including, without limitation, the fees of the arbitrator and the reasonable outside attorneys’ fees of the prevailing party.

6.3.	Entire Agreement. This Agreement, including any Order Forms, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any other representations, understandings or agreements (including any order forms executed before the Effective Date) between the Parties relating to the subject matter hereof. The Parties may use standard business forms or other communications, but the use of such forms is for convenience only and does not alter the provisions of this Agreement. No modifications or amendments to this Agreement or the Order Form, and no waiver of any provisions of this Agreement, will be valid unless in writing and signed by duly authorized representatives of the Parties.

6.4.	Assignment. The Parties may not assign, delegate, or transfer this Agreement or any of its rights and obligations hereunder without the prior written consent by the other Party, which shall not be unreasonably withheld. Any assignment or transfer in violation of this Agreement is void. This Agreement will be binding upon and inure to the benefit of all permitted successors and assigns. Nothing in this Agreement is intended to or will confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5.	Notices. Except where expressly provided otherwise in this Agreement or an Order Form, all notices, consents, or approvals required by this Agreement will be sent by the method and to the address designated in the Order Form. Either Party may change their preferred form and address of Notice by giving written Notice to the other Party.

6.6.	Nonwaiver. Any failure or delay by either Party to exercise or partially exercise any right, power or privilege under this Agreement will not be deemed a waiver of any such right, power or privilege. No waiver by either Party of a breach of any term, provision or condition of this Agreement by the other Party will constitute a waiver of any succeeding breach of the same or any other provision in this Agreement. No waiver will be valid unless executed in writing by the Party making the waiver.

6.7.	Force Majeure. Other than any payment obligations set forth herein, the failure to perform or delay in performance by either Party shall be excused to the extent that performance is rendered commercially impracticable by strike, fire, flood, terrorism, governmental acts or orders or restrictions, or any other reason where a Party’s failure to perform is beyond such Party’s reasonable control and not caused by the negligence of such Party. In the event that either Party’s performance is directly impacted by a Force Majeure Event, such Party shall provide prompt written notice to the other Party. In the event that any Force Majeure Event persists for a continuous period of sixty (60) days, either party shall have the right to terminate this Agreement by giving written notice to the other party in accordance with Section 7.5.

6.8.	Relationship of the Parties. Nothing in this Agreement will create, or be deemed to create, a partnership or the relationship of employer and employee between the Parties. Neither party may bind the other or incur obligations on the other’s behalf without the other’s prior written consent. Client understands and agrees that, notwithstanding Client’s limitations on use and access to the Services as set forth in this Agreement, nothing shall prohibit either party from entering into an agreement for the same or similar Services from any other third party.

6.9.	Severability. If any term of this Agreement is, to any extent, held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby, and each term will be valid and enforceable to the fullest extent permitted by law.

6.10.	Survival. Any provision of this Agreement, which, by its nature, would survive termination or expiration of this Agreement will survive any such termination or expiration, including, without limitation, those provisions concerning confidentiality, indemnification and limitation of liability.

6.11.	Use of Headings. Any use of headings in this Agreement is for convenience purposes only, and are headings not intended to be part of or to affect the meaning or interpretation of this Agreement.

ACCEPTED AND AGREED: CLIENT

Entity:	BlockMetrix, LLC

By:	/s/ Ro Shirole
Name:	Ro Shirole
Email:	ro@blockmetrix.com

Date:	1/7/2025

ACCEPTED AND AGREED: HOST

Entity:	BV Power Alpha LLC

By:	/s/ Matthew Feast
Name:	Matthew Feast

Date:	1/7/2025